Exhibit 23.2


               Consent of Independent Certified Public Accountants

     We have issued our reports dated June 29, 2000 (except for paragraph 2 of Note 9 on page 31 of the notes to the consolidated financial statements, as to which the date is July 6, 2000), accompanying the consolidated financial statements and schedule of Medical Technology Systems, Inc., included in the Annual Report on Form 10-K for the year ended March 31, 2000, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports.

Tampa, Florida
February 20, 2001

                                        /s/ Grant Thornton LLP
                                        _______________________
                                        GRANT THORNTON LLP